Exhibit 10.3
EXECUTION COPY

C L I F F O R D C H A N C E	CLIFFORD CHANCE LLP
BARCLAYS PLC
AND
OTHERS
AND
JPMORGAN CAZENOVE LIMITED

FULLERTON SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT is made on 23 July 2007 between:
(1)	BARCLAYS PLC, a company registered in England and Wales with number 48839 whose registered office is at 1 Churchill Place, London, E14 5HP (“Barclays”);

(2)	CLOVER INVESTMENTS (MAURITIUS) PTE LTD, a company registered in the Republic of Mauritius with number 071806 C1/GBL whose registered office is at Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius (the “First Investor”);

(3)	CENTAURA INVESTMENTS (MAURITIUS) PTE LTD, a company registered in the Republic of Mauritius with number 49834 C1/GBL whose registered office is at Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius (the “Second Investor”);

(4)	BAYTREE INVESTMENTS (MAURITIUS) PTE LTD, a company registered in the Republic of Mauritius with number 49838 C1/GBL whose registered office is at Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius (the “Third Investor”) and together with the First Investor and the Second Investor, the “Investors” and “Investor” means any one of them);

(5)	FULLERTON MANAGEMENT PTE LTD, a company registered in the Republic of Singapore with number 199408109C whose registered office is at 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 (“Holdco”); and

(6)	JPMORGAN CAZENOVE LIMITED, registered in England and Wales with number 4153386 whose registered office is at 20 Moorgate, London EC2R 6BA (the “JPMC”).
INTRODUCTION:
(A)	On 23 April 2007 Barclays announced a recommended offer for the whole of the issued share capital of ABN AMRO. Barclays proposes to announce a revised offer on the date hereof. Partly in connection with the financing of the Offer, Barclays proposes, on the terms and subject to the conditions set out in this Agreement, to allot and issue the Subscription Shares to the First Investor and the Second Investor. The consideration for the allotment and issue of the Subscription Shares to the First Investor and the Second Investor will be the transfer of the Consideration Shares by JPMC (in its capacity as a subscriber for the Consideration Shares) to Barclays (as directed by the First Investor and the Second Investor).

(B)	The Subscription is to be made outside the United States within the meaning of and pursuant to Regulation S.

(C)	Holdco has agreed to provide comfort to Barclays in relation to certain of the obligations of the First Investor and the Second Investor under this Agreement.

(D)	Application will be made to the FSA and to the Exchange for Admission.

NOW IT IS AGREED AS FOLLOWS:
1.	DEFINITIONS

1.1	In this Agreement (including the Recitals), the following expressions shall have the respective meanings set out below:

“ABN AMRO” means a company registered in the Netherlands whose registered office is at Gustav Mahlerlaan 10, 1082 PP Amsterdam;

“ABN AMRO ADSs” means American Depositary Receipts, each representing one ABN AMRO Ordinary Share;

“ABN AMRO Ordinary Shares” means the issued and outstanding ordinary shares in the capital of ABN AMRO with a nominal value of EUR 0.56 each;

“Admission” means:
(i)	in respect of the First Subscription Shares, admission by the FSA of the First Subscription Shares to the Official List in accordance with the Listing Rules and the admission of the First Subscription Shares to trading on the main market for listed securities of the Exchange in accordance with the Admission and Disclosure Standards; and

(ii)	in respect of the Second Subscription Shares, admission by the FSA of the Second Subscription Shares to the Official List in accordance with the Listing Rules and the admission of the Second Subscription Shares to trading on the main market for listed securities of the Exchange in accordance with the Admission and Disclosure Standards;
“Admission and Disclosure Standards” means the current edition of the Admission and Disclosure Standards of the Exchange;

“Barclays Group” means Barclays, its subsidiaries, its group companies and its affiliated companies;

“Barclays Ordinary Shares” means ordinary shares of 25 pence each in the capital of Barclays (including, if the context so requires, the New Barclays Ordinary Shares);

“Baytree Warrant” means the warrant to be issued by Barclays and subscribed by the Third Investor pursuant to Clause 3;

“Bookrunners” means JPMC, Citigroup Global Markets U.K. Equity Limited, Credit Suisse Securities (Europe) Limited and Deutsche Bank AG, London Branch, being the investment banks which have been appointed to offer Barclays shareholders the opportunity to participate in the Placing;

“Bookrunners’ Letter” means the letter agreement dated the same date hereof between the Bookrunners and Barclays;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are generally open in Singapore and the United Kingdom for normal business;

“Circular” means the circular to be posted to holders of Barclays Ordinary Shares which comprises a class 1 circular in accordance with the Listing Rules giving details of the Offer and incorporating a notice convening the Extraordinary General Meeting;

“Consideration Shares” means the First Consideration Shares, the Second Consideration Shares and the Placing Consideration Shares;

“CREST” means the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations);

“CRESTCo” means Euroclear UK & Ireland Limited;

“Director” means a director of Barclays at the date of this Agreement and “Directors” means all those directors;

“Draft Offer Press Release” means the draft press release to be released on the date hereof setting out the proposed terms of the Offer as set out in Schedule 2 to this Agreement;

“Euronext Trading Day” means a day on which Euronext Amsterdam N.V. is open for trading;

“Exchange Act” means the US Exchange Act of 1934, as amended;

“Exchange Agent” means ABN AMRO;

“Extraordinary General Meeting” means the extraordinary general meeting of Barclays to be convened for the purpose of seeking shareholder approval for, amongst other things, the Resolutions;

“Exchange” means London Stock Exchange plc;

“Final Offer Closing Date” means the closing date in respect of any statutory squeeze-out procedure employed by Barclays under the Dutch Civil Code or any other squeeze-out procedure permitted by applicable law in respect of ABN AMRO’ shares or any instruments by which ABN AMRO’ shares may be substituted as a result of any post-Offer restructuring steps;

“First Consideration Shares” means the First JerseyCo Ordinary Shares and the First JerseyCo Preference Shares;

“First JerseyCo Ordinary Shares” means the 5 fully paid no par value ordinary shares in the capital of JerseyCo issued to JPMC in connection with the First Subscription;

“First JerseyCo Preference Shares” means the 100 no par value fixed rate redeemable preference shares in the capital of JerseyCo to be issued to JPMC in connection with the First Subscription;

“First Offer Acceptance Date” means the first date specified in the Offer by which acceptances in respect of the Offer must be accepted by ABN AMRO shareholders;

“First Offer Closing Date” means the date on which the Offer is declared to be unconditional;

“First Subscription” means the subscription of the First Subscription Shares by the First Investor to be effected by Barclays on the terms and the condition set out in this Agreement;

“First Subscription Date” means the date on which the First Subscription Shares are allotted and issued, being the earlier of:
(i)	14 August 2007;

(ii)	three Euronext Trading Days following the Offer being declared unconditional; and

(iii)	five Euronext Trading Days following the date on which it is publicly announced that the Offer has lapsed, terminated or been withdrawn;
“First Subscription Shares” means 135,416,667 new Barclays Ordinary Shares to be allotted and issued to the First Investor pursuant to this Agreement;

“FSA” means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSM Act and in the exercise of its functions in respect of the admission of securities to the Official List otherwise than in accordance with Part VI of the FSM Act;

“FSM Act” means the Financial Services and Markets Act 2000 (as amended);

“Investors’ Director” has the meaning given to it in Clause 15.2;

“JerseyCo” means Odysseus Jersey (No.1) Limited, a private limited company registered in Jersey with number 98153, whose registered office is at 47 Esplanade, St. Helier, Jersey, Channel Islands;

“JerseyCo Ordinary Shares” means the First JerseyCo Ordinary Shares, the Second JerseyCo Ordinary Shares and the Placing JerseyCo Ordinary Shares;

“JerseyCo Preference Shares” means the First JerseyCo Preference Shares, the Second JerseyCo Preference Shares and the Placing JerseyCo Preference Shares;

“Listing Rules” shall have the meaning given to that term in section 73A(2) FSM Act;

“New Barclays Ordinary Shares” means Barclays Ordinary Shares to be offered pursuant to the Offer;

“Offer” means the revised offer by Barclays for the whole of the issued share capital of ABN AMRO as described in the Draft Offer Press Release;

“Official List” means the Official List maintained by the FSA in accordance with section 74(1) of the FSM Act for the purposes of Part VI of the FSM Act;

“Placees” means Barclays shareholders who have accepted a placing offer and who in each case are approved as a Placee by Barclays;

“Placing” means the placing of new Barclays Ordinary Shares to the Placees pursuant to this Agreement and the Placing Letter;

“Placing Consideration Shares” means the Placing JerseyCo Ordinary Shares and the Placing JerseyCo Preference Shares;

“Placing JerseyCo Ordinary Shares” means the 5 fully paid no par value ordinary shares in the capital of JerseyCo issued to JPMC in connection with the Placing;

“Placing JerseyCo Preference Shares” means the 100 no par value fixed rate redeemable preference shares in the capital of JerseyCo to be issued to JPMC in connection with the Placing;

“Placing Letter” means the form of letter to be sent by JPMC or the other Bookrunners to Placees confirming their oral agreement to participate in the Placing and specifying the maximum number of Placing Shares agreed to be taken up in each case;

“Placing Shares” means the new Barclays Ordinary Shares which are allotted and issued to Placees in the Placing;

“Registrar” means Barclays’ UK registrars, The Registrar to Barclays PLC, The Causeway, Worthing, West Sussex BN99 6DA;

“Regulation M” means Regulation M of the Exchange Act;

“Regulation S” means Regulation S under the Securities Act;

“Regulations” means the Uncertificated Securities Regulations 2001 (SI 2001/3755);

“Regulatory Information Service” has the meaning given to it in the Listing Rules;

“Reorganisation” means in relation to Barclays, any issue by way of capitalisation of profits or reserves or by way of rights and any consolidation or sub-division or reduction of capital or capital dividend or other reconstruction or adjustment relating to the equity share capital (or any shares, stock or securities derived therefrom) and any other amalgamation, arrangement, reconstruction or compromise affecting the share capital (or any shares, stock or securities derived therefrom) but excluding any share buyback;

“Resolutions” means the resolutions to be contained in the Circular relating to the Offer (in a form which does not require a separate resolution in respect of the allotment and issue of the Subscription Shares from the resolution approving the Offer);

“Second Consideration Shares” means the Second JerseyCo Ordinary Shares and the Second JerseyCo Preference Shares;

“Second JerseyCo Ordinary Shares” means the 11 fully paid no par value ordinary shares in the capital of JerseyCo issued to JPMC in connection with the Second Subscription;

“Second JerseyCo Preference Shares” means the 100 no par value fixed rate redeemable preference shares in the capital of JerseyCo to be issued to JPMC in connection with the Second Subscription;

“Second Subscription” means the subscription of the Second Subscription Shares by the Second Investor to be effected by Barclays on the terms and subject to the conditions set out in this Agreement;

“Second Subscription Date” means the date on which the Second Subscription Shares are allotted and issued, being three Euronext Trading Days following the Offer being declared unconditional;

“Second Subscription Shares” means 195,945,946 new Barclays Ordinary Shares (less the number of Placing Shares) to be allotted and issued to the Second Investor pursuant to this Agreement;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Share Subscription Price” means:
(i)	in respect of the First Subscription Shares, £7.20 pence per Barclays Ordinary Share; and

(ii)	in respect of the Second Subscription Shares, £7.40 pence per Barclays Ordinary Share, or, in each case, a revised subscription price per Barclays Ordinary Share determined in accordance with Clause 7; and
(iii)	in respect of the Placing Shares, £7.40 pence per Barclays Ordinary Share;
“Subscription” means the First Subscription and the Second Subscription;

“Subscription and Transfer Agreement” means the subscription and transfer agreement in the agreed form dated the date hereof between Barclays, JPMC and JerseyCo providing, amongst other things, for the transfer to Barclays by JPMC (in its capacity as subscriber for the Consideration Shares) of the Consideration Shares;

“Subscription Date” means the First Subscription Date and the Second Subscription Date;

“Subscription Shares” means the First Subscription Shares and the Second Subscription Shares;

“Topco” means Temasek Holdings (Private) Limited, a company registered in the Republic of Singapore with number 197401143C;

“UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland;

“United States” or “US” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“Warrant Subscription Price” means £1.00; and

“Warranty” means a representation and warranty contained in Schedule 1 and “Warranties” means all of those representations and warranties.

1.2	In this Agreement:
1.2.1	references to Recitals, Clauses and Schedules are to recitals and clauses of, and schedules to, this Agreement;

1.2.2	references to a “person” shall be construed so as to include any individual, firm, company, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

1.2.3	references to any gender shall include the other genders where applicable;

1.2.4	headings are included for convenience only and shall be disregarded in construing this Agreement;

1.2.5	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.6	the expressions “company”, “holding company”, “subsidiary” and “subsidiary undertaking” shall have the same meanings as in the Companies Act 1985 (as amended);

1.2.7	references to a document being in “agreed form” mean in the form of the draft or proof thereof signed or initialled for the purpose of identification by Clifford Chance LLP (on behalf of Barclays) and Lovells LLP (on behalf of Holdco and the Investors) with such alterations (if any) as may subsequently be agreed by or on behalf of Barclays, Holdco and the Investors; and

1.2.8	references to times of day are to London time, unless stated to be otherwise.
2.	CONDITIONS

2.1	The obligations:
2.1.1	of the First Investor in respect of the First Subscription Shares under this Agreement are conditional upon Admission of the First Subscription Shares occurring not later than 8.00 a.m. on the First Subscription Date;

2.1.2	of the Second Investor in respect of the Second Subscription Shares under this Agreement are conditional upon:
(a)	the Offer being declared unconditional;

(b)	Admission of the Second Subscription Shares occurring not later than 8.00 a.m. on the Second Subscription Date; and

(c)	the terms of the Offer contained in the Draft Offer Press Release not being amended without the prior written consent of the Second Investor, such consent not to be unreasonably withheld or delayed; and

(d)	Barclays having duly complied with its obligations in relation to the allotment and issue of the First Subscription Shares; and
2.1.3	of JPMC in respect of the Placing Shares under this Agreement are conditional upon the satisfaction or waiver of the conditions in Clauses 2.1.2(a), (c) and (d) and the Admission of the Placing Shares occurring not later than 8.00 a.m. on the Second Subscription Date.
2.2	If the conditions set out in Clause 2.1.2 have not been satisfied or, in the case of the conditions set out in Clauses 2.1.2(c) or (d), waived by the Investors by the earlier of:
2.2.1	1 March 2008; and

2.2.2	the date on which it is publicly announced that the Offer has lapsed, terminated or been withdrawn, the obligations of the parties in respect of the subscription, allotment and issue of the Second Subscription Shares and the Placing Shares shall thereupon lapse and be of no further effect.

2.3	The provisions in this Agreement, which describe the obligations of JPMC in relation to the Placing and the Placing Shares, including without limitation, Clauses 5.2, 5.6.2, 8.1.3, 8.2.1(c) are a description of JPMC’s role in relation to the Placing and the Placing Shares and will not constitute obligations under this Agreement. The obligations of JPMC in this Agreement in relation to the Placing and the Placing Shares and ancillary matters are exclusively as set out in the Bookrunners’ Letter.

2.4	For the avoidance of doubt, JPMC is performing its services hereunder in relation to the Placing and the Placing Shares as an agent for Barclays and assumes no duty of care or other obligations to the First Investor, the Second Investor or the Third Investor in relation to the Placing and the Placing Shares.

3.	WARRANT SUBSCRIPTION

The Third Investor hereby agrees, subject to the issue of the Second Subscription Shares, to subscribe for a warrant in respect of 60,897,436 new Barclays Ordinary Shares at the Warrant Subscription Price on the date hereof and pay the Warrant Subscription Price to Barclays on such date to such account as Barclays shall notify to the Third Investor in writing.

4.	THE FIRST SUBSCRIPTION

The First Investor hereby agrees, subject to the condition set out in Clause 2.1.1, to:
(a)	subscribe the First Subscription Shares at the Share Subscription Price in respect of the First Subscription Shares on the First Subscription Date upon and subject to the terms and conditions of this Agreement; and

(b)	pay an amount equal to the product of the Share Subscription Price in respect of the First Subscription Shares and the applicable number of First Subscription Shares to JPMC on the First Subscription Date.
5.	THE SECOND SUBSCRIPTION AND THE PLACING

5.1	In order to ensure that Barclays shareholders have the opportunity to subscribe for new Barclays Ordinary Shares on the same financial terms as the Second Investor pursuant to the Second Subscription, JPMC will co-ordinate the Bookrunners in offering 229,729,730 new Barclays Ordinary Shares at the price of £7.40 per new Barclays Ordinary Share to Barclays shareholders and the Second Investor agrees that the total number of Second Subscription Shares which it will subscribe hereunder will be determined after allocating from the maximum number of new Barclays Ordinary Shares that it is willing to subscribe (being 195,945,946) up to 64,189,189 Placing Shares in order that those shares can be allotted to Barclays shareholders pursuant to the Placing.

5.2	JPMC will notify Barclays by 5.00 p.m. (London time) on 25 July 2007 of orders received by the Bookrunners from Placees pursuant to the Placing. JPMC has agreed to co-ordinate and assist with the Placing as provided in the Bookrunners’ Letter.

5.3	The identities of Placees and the number of Placing Shares they are to receive is subject to the prior approval of Barclays.

5.4	By 10.00 a.m. (London time) on 26 July 2007, Barclays will notify the Second Investor (or ensure that the Exchange Agent notifies the Second Investor) of the total number of Placing Shares. The parties acknowledge that the total number of Placing Shares will be determined by apportioning the aggregate demand for new Barclays Ordinary Shares from Barclays shareholders pursuant to:
5.4.1	the Placing; and

5.4.2	a placing of new Barclays Ordinary Shares pursuant to a similar placing arrangement as envisaged in the arrangement for subscription of new Barclays Ordinary Shares made between Barclays, JPMC, Upper Chance Group Limited and China Development Bank,
between the Second Investor, on the one hand, and Upper Chance Group Limited, on the other hand, in the ratio of 1:2.579, provided that the maximum number of Placing Shares shall not exceed 64,189,189 new Barclays Ordinary Shares in any event.

5.5	Subject to the conditions set out in Clause 2.1.2 the Second Investor hereby agrees to subscribe the Second Subscription Shares at the Subscription Price in respect of the Second Subscription Shares, on the Second Subscription Date upon and subject to the terms and conditions of this Agreement.

5.6	By 8.00 a.m. on the Second Subscription Date:
5.6.1	the Second Investor will pay, or cause to be paid, to JPMC an amount equal to the product of the Subscription Price and the Second Subscription Shares; and

5.6.2	JPMC will transfer, or cause to be transferred, to the extent it and the Bookrunners receive such amounts from Placees from its account and the Bookrunners’ accounts for the benefit of Placees to JPMC’s own account an amount equal to the product of the Placing Price and the number of Placing Shares less the amounts which are payable to JPMC by Barclays in connection with the Placing, in both cases in pounds sterling in immediately available funds.

6.	OBLIGATIONS OF HOLDCO

Holdco undertakes that it will procure that the First Investor and the Second Investor perform their respective obligations under Clauses 4, 5.5 and 5.6, and in the event that the First Investor and/or the Second Investor fails to make any payment referred to in Clauses 4(b) or 5.6.1 in accordance with their respective obligations under this Agreement, it shall perform such obligations of the First Investor and the Second Investor (as the case may be). The obligations of Holdco under this Clause 6 will not be affected by any waiver or other indulgence which it affords to the First Investor or the Second Investor.

7.	PRICE ADJUSTMENT

In the event that Barclays allots and issues (or agrees to allot and issue) new Barclays Ordinary Shares for cash to any third party investor (a “Third Party Investor”) between the date of this Agreement and the First Offer Closing Date at a subscription price per Barclays Ordinary Share which is lower than the First Subscription Price or the Second Subscription Price:
(a)	in the event that the allotment and issue to the Third Party Investor occurs (or is agreed) prior to or on the First Subscription Date, the Subscription Price in respect of the First Subscription Shares and the Second Subscription Shares shall be reduced to the amount of the lowest subscription price per new Barclays Ordinary Share paid or to be payable by the Third Party Investor; and

(b)	in the event that the allotment and issue to the Third Party Investor occurs (or is agreed) after the First Subscription Date, the Share Subscription Price in respect of the Second Subscription Shares shall be reduced to such amount as to ensure that the volume weighted average Share Subscription Price paid and to be paid by the First Investor and the Second Investor pursuant to this Agreement in respect of the First Subscription Shares and the Second Subscription Shares is equal to the lowest subscription price per new Barclays Ordinary Share paid or to be payable by the Third Party Investor, provided that no account will be taken of the subscription price at which any new Barclays Ordinary Shares:
(a)	are subscribed in accordance with the arrangements contemplated in the Offer;

(b)	are subscribed by any officer or employee of Barclays; or

(c)	are issued under any arrangements where the subscription monies paid pursuant to such arrangements for such new Barclays Ordinary Shares do not exceed £250,000,000 in aggregate.
8.	CONSIDERATION

8.1	The consideration for the allotment and issue of:
8.1.1	the First Subscription Shares to the First Investor shall be the transfer by JPMC (in its capacity as subscriber for the First Consideration Shares) of the First Consideration Shares to Barclays as directed by the First Investor;

8.1.2	the Second Subscription Shares to the Second Investor shall be the transfer by JPMC (in its capacity as subscriber for the Second Consideration Shares) of the Second Consideration Shares to Barclays as directed by the Second Investor; and

8.1.3	the Placing Shares to the Placees shall be the transfer by JPMC (in its capacity as subscriber for the Placing Consideration Shares) of the Placing Consideration Shares to Barclays as directed by the Placees.
8.2	JPMC irrevocably and unconditionally undertakes to each of the First Investor, the Second Investor and Barclays:
8.2.1	forthwith upon receipt of:
(a)	the Share Subscription Prices in respect of the First Subscription Shares to transfer the First Consideration Shares;

(b)	the Share Subscription Prices in respect of the Second Subscription Shares to transfer the Second Consideration Shares; and

(c)	the Share Subscription Prices in respect of the Placing Shares to transfer the Placing Consideration Shares, issued to it in each case to Barclays in accordance with the Subscription and Transfer Agreement; and

8.2.2	in its capacity as subscriber for the First Consideration Shares, the Second Consideration Shares and the Placing Consideration Shares, to deliver to, or as may be directed by, Barclays duly executed instruments of transfer in respect of the First Consideration Shares, the Second Consideration Shares and the Placing Consideration Shares held by it, by which the First Consideration Shares, the Second Consideration Shares and the Placing Consideration Shares are transferred to Barclays (or such persons as Barclays may direct).
8.3	As between Barclays and JPMC, any amounts received by JPMC in respect of:
8.3.1	the Share Subscription Prices in respect of the Subscription Shares; and

8.3.2	the Share Subscription Prices in respect of the Placing Shares,

shall be received and held by JPMC for its own account, and Barclays shall have no right to receive such amounts from JPMC, the Second Investor or the Placees. Such amounts will be received by JPMC acting as agent of JerseyCo in payment up of the relevant JerseyCo Preference Shares.

9.	PROVISIONS AS TO THE ALLOTMENT AND REGISTRATION

9.1	Barclays undertakes to and agrees with the Third Investor that it will conditional on receipt of payment of the Warrant Subscription Price and the issue of the Second Subscription Shares issue the Baytree Warrant and register the Third Investor as the holder of the Baytree Warrant in respect of the relevant number of new Barclays Ordinary Shares.

9.2	Barclays undertakes to and agrees with the First Investor, the Second Investor and JPMC that, subject to the conditions set out in Clause 2:
9.2.1	on the First Subscription Date, it will allot and issue the First Subscription Shares to Nortrust Nominees Ltd., or such other nominee as may be notified to Barclays in writing, as nominee for the First Investor pending delivery of legal title to the First Investor (including through CREST), in accordance with the directions of the First Investor, pursuant to this Agreement; and

9.2.2	on the Second Subscription Date, it will allot and issue:
(a)	the Second Subscription Shares to Nortrust Nominees Ltd., or such other nominee as may be notified to Barclays in writing, as nominee for the Second Investor pending delivery of legal title to the Second Investor (including through CREST), in accordance with the directions of the Second Investor, pursuant to this Agreement; and

(b)	the Placing Shares in accordance with the directions of JPMC, in each case on terms that upon such allotment becoming unconditional the relevant new Barclays Ordinary Shares shall be credited as fully paid and shall rank pari passu in all respects with, and be identical to, the existing Barclays Ordinary Shares then in issue including the right to receive all dividends and distributions declared, made or paid in respect of such Barclays Ordinary Shares after the date of allotment of the relevant new Barclays Ordinary Shares.

9.3	Following delivery of the instruments of transfer in respect of the relevant Consideration Shares in accordance with Clause 8.2.2, Barclays shall procure that the Registrar will, without delay on each day of Admission, effect the registration, without registration fee, of the nominee referred to in Clause 9.2 or, in the case of the Placing Shares as directed by JPMC, as the holder of the relevant new Barclays Ordinary Shares and shall procure that such relevant Subscription Shares and Placing Shares are credited to the account or accounts in the CREST System (without charging any administration fee). If it is impracticable for the Subscription Shares to be admitted to the CREST System, Barclays may issue some or all the relevant Subscription Shares to the First Investor or the Second Investor in certificated form.

10.	SUBSCRIPTION FEES

Barclays undertakes to pay on the First Subscription Date to the Second Investor a subscription fee of U.S.$20,000,000 (plus any applicable value added tax) in respect of its undertaking to subscribe for the Second Subscription Shares pursuant to this Agreement.

11.	DELIVERY OF DOCUMENTS

11.1	Barclays shall procure to be delivered to the Investors and, in the case of Clauses 11.1.1(a) and 11.1.2 only, JPMC immediately upon execution of this Agreement:
11.1.1	a certified copy of the resolutions of the Directors (or a duly authorised committee thereof) in the agreed form approving, inter alia:
(a)	the execution by Barclays of this Agreement;

(b)	the signing of all requisite forms of application for Admission on behalf of Barclays and documentation supporting such applications; and

(c)	in principle the issue of, and conditional allotment of, the Subscription Shares to the Investors and the Placing Shares to the Placees in accordance with this Agreement; and
11.1.2	where relevant, a certified copy of the minutes of a meeting of the Directors (or the relevant extract thereof) at which any committee referred to in sub-Clause 11.1.1 was appointed.
11.2	Barclays shall procure to be delivered to the Investors not later than 8.00 p.m. on the Business Day immediately preceding each Subscription Date a certified copy of the resolution of the Directors (or a duly authorised committee thereof) in the agreed form authorising the issue of, and allotting, conditional only on the relevant Admission, the relevant Subscription Shares to the relevant Investor (or as it so directs) as set out in this Agreement.

12.	WARRANTIES

Barclays hereby represents and warrants to Holdco and to each of the Investors that each of the Warranties in Part A of Schedule 1 is true, accurate and not misleading as at the date hereof. Holdco and each of the Investors hereby severally represents and warrants to Barclays that each of the Warranties in Part B of Schedule 1 is true and accurate and not misleading as at the date hereof in relation to it (save that Holdco gives no representations or warranties in respect of the matters set out in paragraph 4 of Part B of Schedule 1). Each of the Warranties shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other terms of this Agreement.

13.	US SECURITIES LAWS

13.1	The First Investor acknowledges and agrees that none of the First Subscription Shares and the Second Investor acknowledges and agrees that, to the extent that such shares are allotted and issued to the Second Investor, none of the Second Subscription Shares have been, nor will be, registered under the Securities Act. Each Investor understands that no representation has been made as to the availability of any exemption under the Securities Act for the reoffer, resale, pledge or transfer of the First Subscription Shares (and, to the extent allotted and issued to the Second Investor, the Second Subscription Shares).
13.2	The First Investor with respect to the First Subscription Shares and the Second Investor, to the extent such shares are allotted and issued to the Second Investor, with respect to the Second Subscription Shares:
13.2.1	represents and warrants that it is not a US person and is not acting on a non-discretionary basis for a US person;

13.2.2	confirms that it has not offered or sold and that it will not offer or sell any of the relevant Subscription Shares within the United States except in accordance with Rule 903 or 904 of Regulation S under the Securities Act;

13.2.3	undertake that neither it, its affiliates, nor any persons acting on its or their behalf (except with respect to Barclays or JPMC), have engaged or will engage in any directed selling efforts with respect to any Subscription Shares; and

13.2.4	agrees not to deposit the relevant Subscription Shares into any unrestricted depositary facility maintained by any depositary bank unless and until such time as the Subscription Shares are no longer “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.
13.3	Terms used in Clauses 13.1 and 13.2 have the meanings given to them by Regulation S under the Securities Act.

13.4	Each of the Investors acknowledges that it, its affiliates, or any persons acting on its or their behalf may be deemed to be a “covered person”, as defined in Rule 14e-5 under the Exchange Act. Until the Final Offer Closing Date, each of the Investors undertakes that, to the extent that any of the foregoing is deemed to be a covered person, neither it, its affiliates, nor any persons acting on its or their behalf will purchase or arrange to purchase, directly or indirectly, ABN AMRO Ordinary Shares, ABN AMRO ADSs or any “related securities” (as defined in Rule 14e-5 under the Exchange Act) except in accordance with Rule 14e-5 under the Exchange Act and the terms of the exemptive and no-action relief granted by the staff of US Securities and Exchange Commission with respect thereto set forth in the letters from James A. Brigagliano, Associate Director, Division of Market Regulation, (i) to George H. White and Margaret E. Tahyar, dated 24 April 2007 and (ii) to David W. Hirsch, dated 15 March 2007, as applicable.

13.5	Each of the Investors acknowledges that it, its affiliates, or any persons acting on its or their behalf may be deemed to be a “distribution participant” or an “affiliated purchaser” of Barclays (each as defined in Rule 100 of Regulation M) with respect to the Offer. To the extent that any of the foregoing is deemed to be a distribution participant or an affiliated purchaser, until the Final Offer Closing Date, each of the Investors undertakes that neither it, its affiliates, nor any persons acting on its or their behalf will bid for or purchase, or attempt to induce any person to bid or purchase, directly or indirectly, ABN

AMRO Ordinary Shares, ABN AMRO ADSs or any “reference securities” (as defined in Rule 100 of Regulation M), except in accordance with Rule 101 of Regulation M, in the event that such Investor is deemed to be a “distribution participant”, or Rule 102 of Regulation M, in the event that such Investor is deemed to be an “affiliated purchaser” of Barclays, subject to the terms of any exemptive relief which may be granted by the US Securities and Exchange Commission with respect thereto.
13.6	For the purposes of Clauses 13.4 to 13.5, the term “affiliate” shall have the meaning given to it by Rule 12b-2 under the Exchange Act.

13.7	Each Investor acknowledges that Barclays will rely upon the truth and accuracy of the foregoing representations, warranties and agreements and agrees that, if any of the representations, warranties and agreements made in connection with its subscription of Subscription Shares is no longer accurate, each Investor shall promptly notify Barclays.

14.	SHAREHOLDINGS AND DEALINGS

Each Investor agrees promptly upon request from Barclays to provide to it with such details of all its shareholdings and dealings in securities of Barclays and ABN AMRO as are referred to in Section 5.3.3 of the Dutch Financial Supervision Act (Wet op het financieer toezicht) and are required to be publicly disclosed by such legislation (or confirm that there are no such holdings or dealings).

15.	BOARD REPRESENTATION

15.1	The provisions of this Clause 15 are conditional upon completion of the Second Subscription taking place in accordance with the provisions of this Agreement.

15.2	Until such time as Topco and its wholly owned subsidiaries, when taken together, cease to hold such number of Barclays Ordinary Shares as together comprise at least two per cent. of Barclays’ issued ordinary share capital, the Investors shall (by notice given by the Investors to the company secretary of Barclays at the registered office of Barclays or by notice tabled at a meeting of the board of directors of Barclays) be entitled to require the appointment or reappointment of one non-executive director of Barclays (the “Investors’ Director”) or to remove such Investors’ Director. Any appointment or reappointment is subject to the nominee having experience and capability which is likely to be appropriate to membership of the Barclays board and having satisfied all regulatory requirements relating to such appointment.

15.3	In the event that the Investors cease to be entitled under Clause 15.2 to require the appointment or reappointment of the Investors’ Director (or to remove such Investors’ Director), the parties agree that, if the Investors’ Director has not already resigned, Barclays may give a special notice of an ordinary resolution of the Barclays shareholders under section 303 of the Companies Act 1985 to remove the Investors’ Director at the next annual general meeting of shareholders of Barclays or remove the Investors’ Director by such other means as may be permitted pursuant to the Barclays articles of association.

15.4	The Investors and Barclays acknowledge that where the Investors’ Director receives information regarding a business opportunity that may be of interest to the Barclays

Group in his capacity as a director of Barclays, he will not disclose that information for the purposes of any competing business interest.
16.	UNDERTAKING

Barclays hereby undertakes to each of the Investors that:
(a)	it will not amend or agree to the amendment of any of the terms of the Subscription and Transfer Agreement;

(b)	it will, and will procure that JerseyCo will, duly and punctually perform all of the obligations imposed on it under the Subscription and Transfer Agreement;

(c)	it will apply for Admission and use all reasonable efforts to ensure that Admission of the Subscription Shares occurs no later than 8.00 a.m. on the relevant Subscription Date;

(d)	it will inform the Investors from time to time upon request as to the progress of the satisfaction of the conditions of the Offer and its current intentions regarding declaring the Offer unconditional so that the Investors are given as much notice as is reasonably practicable of the likely date of the First Offer Closing Date; and

(e)	it will use all reasonable efforts to obtain exemptive and/or no-action guidance granted by the US Securities and Exchange Commission in relation to Rule 102 of Regulation M under the Exchange Act for Topco and its affiliates with respect to the Offer on a basis comparable to the guidance obtained for Barclays and its affiliates.
17.	NOTICES

17.1	Any notice in writing to be given under this Agreement may be served by sending it by hand, facsimile transmission, prepaid recorded delivery (or airmail if overseas):
17.1.1	if to Barclays, to its registered office for the time being or facsimile number +44 (0)1452 638 316 and +44 (0)1452 638 349 (for the attention of The Group Secretary, Barclays Corporate Secretariat);

17.1.2	if to the First Investor, to its registered office for the time being or facsimile number +230 202 4760 (for the attention of The Board of Directors, with a copy to Holdco); or

17.1.3	if to the Second Investor, to its registered office for the time being or facsimile number +230 202 4760 (for the attention of The Board of Directors, with a copy to Holdco);or

17.1.4	if to the Third Investor, to its registered office, for the time being or facsimile number +230 202 4760,(for the attention of The Board of Directors, with a copy to Holdco); or

17.1.5	if to Holdco, to its registered office for the time being or facsimile number +65 6821 1162 (for the attention of The Board of Directors/ Wong Kim Yin/ Jeffrey Chua, with a copy to each of the Investors); or

17.1.6	if to JPMC, to its registered office in the UK for the time being or facsimile number +44 20 7155 9112 (for the attention of Equity Capital Markets, The Legal Department).
17.2	Any notice referred to in Clause 17.1 shall be deemed to have been received:
17.2.1	if delivered by hand, on the day of delivery and in proving service it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee; or

17.2.2	if sent by prepaid recorded delivery, two Business Days after posting exclusive of the day of posting (or five Business Days in the case of posting to an address outside the country of posting); or

17.2.3	if sent by airmail, five Business Days after posting exclusive of the day of posting and, in proving service, it shall be necessary only to prove a communication was contained in an envelope which was duly addressed and posted in accordance with this Clause; or

17.2.4	if sent by fax, two hours following despatch provided that any notice despatched by fax after 5.00 pm (at the place of receipt) on any day shall be deemed to have been received at 9.00 am on the next Business Day.
18.	ANNOUNCEMENTS

18.1	No press conference, public announcement or press release in relation to this Agreement shall take place or be issued during the period from and including the date of this Agreement to the First Offer Closing Date without the prior written consent of Barclays and Holdco (on its behalf and on behalf of the Investors), such consent not to be unreasonably withheld or delayed, provided that nothing in this Clause 18.1 shall prevent or otherwise delay:
18.1.1	the making of any announcement by Barclays which is required to be made in order to comply with any applicable law or regulation or the rules of any market or authority to which Barclays is subject or submits, including the Listing Rules and the Disclosure and Transparency Rules, in which event Barclays shall consult with the Investors prior to taking any such action to the extent reasonably practicable; or

18.1.2	Barclays from holding, making or publishing any press conference, public announcement or press release in connection with the Offer; or

18.1.3	the publication by Barclays (or on its behalf) of any offer document or shareholder circular in connection with the Offer; or

18.1.4	Topco making an announcement pursuant to Clause 18.2.

18.2	Holdco undertakes that Topco will on the date hereof make a formal public statement by way of a press release in the form set out in Schedule 3.

19.	CAPITAL REORGANISATIONS

19.1	If any Reorganisation takes place after the date of this Agreement but prior to the First Subscription Date, the number of First Subscription Shares and/or the Subscription Price payable therefor, in respect of the First Subscription Shares, shall be adjusted to take account of any increase or decrease in the number of Barclays Ordinary Shares following such Reorganisation so as to ensure that the First Investor is not prejudiced thereby and obtains the full economic and strategic benefit of this Agreement.

19.2	If any Reorganisation takes place after the First Subscription Date but prior to the Second Subscription Date, the number of Second Subscription Shares and/or the Subscription Price payable therefor, in respect of the Second Subscription Shares, shall be adjusted to take account of any increase or decrease in the number of Barclays Ordinary Shares following such Reorganisation so as to ensure that the Second Investor is not prejudiced thereby and obtains the full economic and strategic benefit of this Agreement.

19.3	If following any Reorganisation, which takes place after the date of this Agreement but prior to the Second Subscription Date, the parties are unable to agree the appropriate adjustment to the number of Subscription Shares and/or the Subscription Price payable therefor, the parties shall appoint an internationally recognised firm of chartered accountants to determine the appropriate adjustment. If the parties fail to agree who to appoint as the accountant within 5 Business Days, either party may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint the accountant. The accountant shall act as an expert and not as an arbitrator. The accountant’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

21.	GOVERNING LAW

21.1	This Agreement shall be governed by and construed in all respects in accordance with English law.

21.2	All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of the arbitration shall be Paris, France. The language of the arbitration shall be English.

21.3	This Agreement shall be binding upon each of the parties hereto and its assigns, successors in title or legal personal representatives as the case may be.

21.4	Holdco and each of the Investors irrevocably agree that should any proceedings be taken in any jurisdiction against each of their assets, no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings shall be claimed by it or on its behalf or with respect to its assets, and the Investors hereby irrevocably waive any such immunity which it or any of its assets now has or may acquire in the future in any jurisdiction. The waiver of immunities referred to in this Clause constitutes only a limited and specific waiver for the purposes of this Agreement and under no circumstances shall it be interpreted as a general waiver by Holdco or each of the Investors or a waiver with respect to proceedings unrelated to this Agreement.

22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when executed shall constitute an original, but all of which shall together constitute one and the same instrument.

23.	ASSIGNMENT

No party may assign, or purport to assign
(a)	this Agreement;

(b)	all or any of their respective rights or obligations arising under or out of this Agreement; or

(c)	the benefit of all or any of the other parties’ obligations under this Agreement, provided that either Investor may assign all or any of its rights and obligations and the benefit of all or any of the other parties’ obligations under this Agreement to any other wholly-owned subsidiary of Topco in circumstances where such assignee would be bound by the terms of this Agreement as if it were a party hereto.

24.	ENTIRE AGREEMENT

24.1	This Agreement and, in the case of Barclays and JPMC, the Bookrunners’ Letter constitutes the whole agreement and understanding between the parties in relation to the Subscription and the Placing. All previous agreements, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever between the parties or any of them with any bearing on the Subscription are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement, are cancelled) to the extent they have such a bearing.

24.2	Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

25.	VARIATION

No variation of this Agreement shall be binding on any party hereto unless and to the extent that the same is recorded in a written document executed by such party.
AS WITNESS the hands of the parties hereto or their duly authorised representatives the day and year first above written.

SCHEDULE 1
Warranties
Part A
1.	Barclays

Barclays is duly incorporated and validly existing under the laws of its country of incorporation.

2.	Compliance and Capacity

2.1	Barclays has power under its memorandum and articles of association and subject, in the case of the Second Subscription Shares only, to the passing of the Resolutions, relevant members’ resolutions to create, allot and issue the Subscription Shares and the Barclays Ordinary Shares which may be issued on exercise of the Baytree Warrant and to effect the Subscription in the manner proposed and to enter into and perform this Agreement and the Baytree Warrant without any further sanction or consent by members of Barclays or any class of them and there are no consents, licences, approvals, authorisations, orders, filings or registrations required by Barclays for the execution, delivery, performance, validity or enforceability of this Agreement or the Baytree Warrant or for the issue of the Subscription Shares and to effect the Subscription which have not been or will not prior to the relevant Admission have been obtained.

2.2	The entering into and performance of this Agreement and the Baytree Warrant including the issue of the Subscription Shares and the Barclays Ordinary Shares which may be issued on exercise of the Baytree Warrant will comply with all agreements to which any member of the Barclays Group is a party or by which it or any of them or any of their respective properties or assets is bound and which is material to the Subscription. So far as Barclays is aware (after having made due and reasonable enquiries), no event has occurred which constitutes a material breach or material default under or in respect of any such agreement which would affect the ability of Barclays to perform its obligations to allot and issue the Subscription Shares.

2.3	This Agreement and the Baytree Warrant has been duly authorised, executed and delivered by Barclays and constitutes a valid and legally binding agreement of Barclays.

2.4	Save as publicly disclosed, no litigation, arbitration or administrative proceedings are presently current or pending or, to the knowledge of Barclays, threatened which would or might have a material adverse effect on the Barclays Group taken as a whole or on the ability of Barclays to perform its obligations under this Agreement or the Baytree Warrant.

3.	Subscription Shares

Prior to being delivered by Barclays to the First Investor and the Second Investor (or as it directs) in accordance with the provisions of this Agreement, the Subscription Shares will be properly and validly allotted and issued and will be fully paid or credited as fully paid (assuming receipt of the First Consideration Shares or the Second Consideration

Shares as the case may be pursuant to Clause 8.1) and will on issue be free of all claims, liens, charges, encumbrances and equities (including, without limitation, pre-emptive rights) and will rank pari passu in all respects with, and be identical to, the existing Barclays Ordinary Shares and will rank in full for all dividends and distributions declared, made or paid on the Barclays Ordinary Shares after the date of the issue of the Subscription Shares.
4.	Information

So far as the board of directors and senior management of Barclays are aware, any information relating to Barclays which Barclays has provided to the Investors and which the Investors have relied upon when deciding to enter into this Agreement is not materially misleading, save that no warranty is given in respect of any information to the extent that such information is out of date or has been superseded and that fact either is apparent from the face of the information or has been communicated to the Investors. The parties agree that Barclays is under no obligation to make specific enquiry as to the accuracy of such information.

5.	US Securities Laws
(a)	Barclays is a foreign issuer; and

(b)	Barclays will not engage in any directed selling efforts with respect to the Subscription Shares and has not made, and will not make any offers or sales of securities, has not made and will not make any offers to buy any securities and has not negotiated and will not negotiate in respect of any securities under circumstances that would require registration of the Subscription Shares under the Securities Act.

Part B
1.	Holdco and the Investors

It is duly incorporated and validly existing under the laws of its country of incorporation.

2.	Compliance and Capacity

2.1	It has power under its memorandum and articles of association and relevant members’ resolutions to subscribe (in the case of the First Investor and the Second Investor) and pay for the Subscription Shares in the manner proposed and to enter into and perform this Agreement without any further sanction or consent by its members or any class of them and there are no governmental or regulatory consents or other third party licences, approvals, authorisations, orders, filings or registrations required for the execution, delivery, performance, validity or enforceability of this Agreement or to subscribe (in the case of the Investors) and pay for the Subscription Shares in the manner proposed and to enter into and perform this Agreement which have not been or will not prior to the Admission have been obtained.

2.2	The entering into and performance of this Agreement and the subscription of (in the case of the Investors) and payment for the Baytree Warrant and the Subscription Shares, as the case may be, will comply with all agreements to which it is a party. This Agreement has been duly authorised, executed and delivered by it and constitutes a valid and legally binding agreement of it.

3.	Available funds

It has access to sufficient funds available to enable it to comply with its obligations under this Agreement.

4.	Shareholdings and dealings

To the extent requested by the US Securities and Exchange Commission, it has disclosed details of all its, and its Managed Company affiliates (as such term is defined in the exemptive and no-action relief granted by the staff of the US Securities Exchange Commission set forth in the letter from James A. Brigagliano, Associate Director to David Hirsch, dated 15 March 2007) current direct and indirect shareholdings of any ABN AMRO securities or any related securities and of any Barclays securities or any related securities and any purchases or arrangements to purchase any such securities between 23 April 2007 and the date hereof. For the purposes of this paragraph, terms shall have the meaning given to them in Rule 14e-5 of the Exchange Act, as amended.

5.	Nominee or Agent

It is not, and it is not acting as nominee or agent for, and the Subscription Shares will not be allotted to, a person who is or may be liable to stamp duty or stamp duty reserve tax under any of sections 67, 70, 93 and 96 of the Finance Act 1986 (depositary receipts and clearance services).

SCHEDULE 2
draft offer press release

SCHEDULE 3
temasek press release

This Agreement is hereby EXECUTED by the parties:

SIGNED by	)
for and on behalf of BARCLAYS PLC	) )

SIGNED by	)
for and on behalf of	)
CENTAURA INVESTMENTS (MAURITIUS) PTE LTD	)

SIGNED by	)
for and on behalf of	)
CLOVER INVESTMENTS (MAURITIUS) PTE LTD	)

SIGNED by	)
for and on behalf of	)
BAYTREE INVESTMENTS (MAURITIUS) PTE LTD	)

SIGNED by	)
for and on behalf of	)
FULLERTON MANAGEMENT PTE LTD	)

SIGNED by	)
for and on behalf of	)
JPMORGAN CAZENOVE LIMITED	)